Exhibit 10.23

August 24, 2005

Rip Gerber

Re:          Change of Control Agreement

Dear Rip:

As we have discussed, Intellisync Corporation (the “Company”) has agreed to extend certain benefits to you for so long as you remain the Chief Marketing Officer of the Company, or act in a similar capacity with a different title for the Company.  This letter sets out the terms of our agreement.  Capitalized terms are defined on Schedule 1, attached.

1.     Acceleration of Vesting. Upon a Change of Control, you will automatically receive twelve (12) months of accelerated vesting of all outstanding stock options then held by you at the time of a Change of Control; provided that your service shall not have terminated for any reason (including without limitation, for death or disability) prior to any such Change of Control.  If your service with the Company terminates for any reason (including without limitation, for death or disability) prior to the Change of Control date, you shall not be entitled to receive accelerated vesting of stock options.  If your service with the Company or the Company’s successor upon a Change of Control is terminated by the Company or the Company’s successor for reasons other than “Good Reason” (as hereinafter defined) within the initial twelve (12) month period following the Change of Control date, you will automatically receive accelerated vesting on one hundred percent (100%) of all outstanding stock options then held by you at the time of your termination.

2.     Severance Benefits.  If the Company or the Company’s successor other than for Good Reason, then you shall be entitled to receive as a severance, six (6) months continuation of your base salary, based upon your base salary as of the date your employment ceases, provided that you first sign a comprehensive release of claims in favor of the Company or the Company’s successor, substantially in the form attached hereto as Schedule 2, and that the release becomes effective according to its terms.  If your employment with the Company of the Company’s successor is terminated within the initial twelve (12) month period following a Change of Control for any reason other than Good Reason, the Company agrees that in the event you elect to continue health insurance under Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay any COBRA premiums for a period not to exceed six (6) months.  Employee’s participation in all other benefits and incidents of employment with Company, except as provided herein, shall cease on the Termination Date.  Employee shall cease accruing employee benefits, including, but not limited to, vacation time and paid time off as of the Termination Date.

As used herein, a termination for “Good Reason” means a termination for any of the following reasons:  fraud, theft, dishonesty, conviction of a felony, or willful misconduct.

3.     Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this letter and agree expressly to perform the obligations under this letter in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this letter, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 3 or which becomes bound by the terms of this letter by operation of law.

4.     Law Governing; Arbitration.  This letter shall be governed by and construed in accordance with the laws of the State of California. Any dispute or controversy arising under or in connection with this letter shall be settled exclusively in arbitration conducted in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Punitive damages shall not be awarded.  In any arbitration proceeding, the party determined to be the prevailing party will be entitled to receive, in addition to any other award, its attorneys’ fees and expenses of the proceeding.

5.     Employment and Income Taxes.  All payments made pursuant to this letter will be subject to withholding of applicable employment and income taxes, if any.

6.     At-Will Employment.  Of course, your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.  The Company also reserves the right to modify or amend the terms of your employment (other than those set forth in this letter) at any time for any reason.  This policy of at-will employment is the entire agreement as to the subject matter hereof, and may only be modified in an express written agreement signed by the Chief Executive Officer of the Company.

7.     Termination.  Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate in its entirety should you cease to act as the Chief Marketing Officer of the Company, or in a similar capacity with a different title of the Company prior to a Change of Control.

8.     Modification and Amendment.  Any modifications and amendments to this Agreement shall be invalid unless in writing signed by both parties. This Agreement supersedes all prior discussions and agreements between the parties regarding the subject matter hereto.

By your signature below, you indicate that you agree to the terms set out in this letter.

Very truly yours,

INTELLISYNC CORPORATION

By:	/s/ WOODSON HOBBS
Name:	Woodson Hobbs
Title:	President and CEO

ACKNOWLEDGED AND AGREED:

By:	/s/ RIP GERBER
Name:	Rip Gerber

Date:	8/24/05

SCHEDULE 1

Definition of Terms.  The following terms referred to in this letter shall have the following meanings:

“Change of Control” means the occurrence of any of the following events:

(a)  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), excluding existing beneficial owners as of the date of this letter, is or becomes the “beneficial owner” (as defined in Section 13d-3 of said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, excluding conversion of any convertible securities issued as of the date of this letter;

(b)  The composition of the Board of Directors changes during any period of 36 months that follows the date of this letter, such that individuals who, at the beginning of the period, were members of the Board of Directors (the “Continuing Directors”), cease for any reason to constitute at least a majority thereof; unless at least 50% of the Continuing Directors has either (i) approved the election of the new Directors, (ii) if the election of the new Directors is voted on by stockholders, recommended that the stockholders vote for approval, or (iii) otherwise determined that such change in composition does not constitute a Change of Control, even if the Continuing Directors do not constitute a quorum of the whole Board (it being understood that this requirement shall not be capable of satisfaction unless there is at least one Continuing Director); or

(c)  The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Any other provision of this schedule notwithstanding, the term Change of Control shall not include either of the following events undertaken at the election of the Company:

(i)  Any transaction, the sole purpose of which is to change the state of the Company’s incorporation; or

(ii)  A transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the “surviving corporation”) provided that the surviving corporation is owned directly or indirectly by the stockholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company’s common stock immediately preceding such transaction.

SCHEDULE 2

Release Agreement

This Release Agreement (the “Agreement”), dated as of         , is entered into by and between Robert “Rip” Gerber (“Employee”) and Intellisync Corporation (the “Company”).

Whereas, Employee and the Company entered into that certain Change of Control Agreement dated August 24, 2005, re: acceleration of certain stock options and severance benefit (the “Change of Control Agreement”);

Whereas, pursuant to the Change of Control Agreement, Employee is entitled to certain stock option acceleration and salary and benefits continuation payments if his employment is terminated other than for “Good Reason” (as defined in the Change of Control Agreement) and he first provides a comprehensive release of claims to the Company;

Whereas, Employee and the Company desire to implement the stock option acceleration and salary and benefits continuation payments contemplated by the Change of Control Agreement by entering into this Agreement;

THEREFORE, for good and valid consideration the sufficiency of which Employee and the Company hereby acknowledge, Employee and the Company hereby agree as follows:

1.     Employee hereby releases the Company and its shareholders, officers, directors, employees, and legal successors (collectively, the “Releasees”), from any and all claims, liabilities, demands and causes of action, whether known or unknown, which Employee has, may have or claim to have against any of the Releasees as of the date Employee executes this Agreement, including but not limited to all claims, liabilities, demands and causes of action which relate to or arise out of Employee’s employment with the Company or the termination of Employee’s employment with the Company.

2.     Employee hereby agrees not to file any lawsuit or other action to assert such claims, which include, but are not limited to, any claims of wrongful termination, breach of contract, fraud, infliction or emotional distress or any claims of age, race, sex, disability, national origin or other discrimination or harassment under federal, state or local laws prohibiting such discrimination or harassment.

2.     Employee has read Section 1542 of the Civil Code of the State of California, which states in its entirety:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee hereby waives any right or benefit he has under Section 1542 or any similar law of any other jurisdiction, to the full extent that he may lawfully waive such rights with respect to his release of claims.  Employee acknowledges that he is releasing all known and unknown claims by signing this document.

3.     Employee specifically agrees that this Agreement releases any claims he might under the Age Discrimination in Employment Act (“ADEA”), and that he specifically agrees not to file any lawsuit or other action to assert such a claim.

4.     Employee has carefully read and fully understands this Agreement and the release contained herein and has not relied on any statement, written or oral, which is not set forth in this document.

5.     Employee will be provided up to 21 days from the date this Agreement is presented to him to accept the terms of this Agreement, although he may accept it at any time within those 21 days.  Employee is advised, if he wishes, to consult with an attorney regarding this Agreement.  The Company agrees that Employee’s ADEA release of claims does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as hereinafter defined) of this Agreement.

6.     Employee may accept this Agreement by dating and signing it and returning it to the attention of the Chief Executive Officer at Company.  Once Employee does so, he will still have an additional 7 days in which to revoke his acceptance by sending to Company, to the attention of the Chief Executive Officer, via fax at (408) 321-3893, and also by first class mail, a written statement of revocation.  If Employee does not revoke, the eighth day after the date of his acceptance will be the “Effective Date” of this Agreement.

Date:
Rip Gerber

Date:	INTELLISYNC CORPORATION